Exhibit 99.1

Eloxx Expands Leadership Team with Two Global Pharmaceutical Executives to Accelerate Growth

Dr. Greg Williams appointed Chief Operating Officer

David P. Snow appointed Chief Business Officer

Eloxx added to the Russell 2000® Index effective June 25, 2018

Waltham, MA, June 25, 2018 – Eloxx Pharmaceuticals, Inc. (“Eloxx” or the “Company”), (ELOX: Nasdaq), a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics to treat cystic fibrosis, cystinosis and other diseases caused by nonsense mutations limiting production of functional proteins, today announced that it has hired Dr. Greg Williams as the Chief Operating Officer and David P. Snow as Chief Business Officer of the Company. Dr. Williams has over 30 years of Pharmaceutical and Biotechnology experience leading regulatory affairs, compliance, quality, manufacturing, commercial and product development programs. Mr. Snow has over 25 years of experience in the global pharmaceutical industry developing global brands, leading large commercial organizations across major markets, driving transformation and growth, and delivering a successful track record of business development.

“We are very pleased to have attracted two seasoned and accomplished executives of Greg and David’s caliber to Eloxx at this critical time in the acceleration of our Company. Greg has successfully led the development and approval of several global pharmaceutical brands, and his strong relationships with regulatory agencies will be critical as we advance our lead investigational drug candidate, ELX-02, into Phase 2 clinical trials in cystic fibrosis and cystinosis,” said Robert E. Ward, Chairman and Chief Executive Officer of Eloxx. “David’s proven leadership skills will be instrumental as we build a high performance culture committed to maximizing the potential of our library of novel compounds and pursue global collaborations in multiple therapeutic categories across a variety of geographies. The addition of Greg and David to our team, gives me great confidence that we can accomplish our mission of bringing safe and effective medicines to patients who need them as rapidly as possible.”

“I am excited to have the opportunity to work with our expanding global team to rapidly advance our novel pipeline,” said Greg Williams, Eloxx Pharmaceuticals’ Chief Operating Officer. “I believe there is a high unmet medical need among patients with genetic mutations, and ELX-02, our lead eukaryotic ribosomal selective glycoside, could potentially address many of them.”

“I am pleased to be working with the executive leadership team as we identify and execute on opportunities that maximize the potential of our lead investigational drug candidate, ELX-02, and our library of compounds,” said David Snow, Eloxx’s Chief Business Officer. “I am gratified to have the opportunity to advance programs which could have an important positive impact on the lives of patients who suffer from rare diseases.”

Dr. Greg Williams is an accomplished scientist and seasoned pharmaceutical executive with over 30 years of Pharmaceutical and Biotechnology experience and a solid track record of vision and achievement of business, medical, scientific and regulatory goals. His focus is on driving innovation to improve patient care by developing and commercializing new products to address unmet patient and health system needs. At the Medicines Company Dr. Williams lead development and successful approval of the antihypertensive Cleviprex® after working on the orphan drug programs at NPS Pharmaceuticals. Most recently, while at Radius Health, Inc., Greg led the successful first cycle approval by the FDA of TYMLOS®. Greg brings established relationships with global health authority reviewers, having led the development and/or initial and expanded approvals of several global brands, as well as expertise across a wide range of therapeutic categories, molecule types, dosage forms and technologies. Dr. Williams holds a PhD in Biopharmaceutics from Rutgers University and an MBA from Cornell University.

In his career, Mr. Snow was President of AstraZeneca’s China business and during his tenure, AZ China experienced rapid growth becoming the company’s second largest market with 2014 sales of $2.2 billion. In his fifteen years with AstraZeneca, he also held key US leadership roles including running a $10 billion US business unit across several therapeutic areas including oncology. Most recently, David was the Chief Commercial Officer of Radius Health and was responsible for building Radius’ commercial organization and subsequently, the successful launch of TYMLOS. Prior to joining AZ, Mr. Snow held global and US commercial leadership roles at several other companies including Bristol-Myers Squibb. He served on the RDPAC industry association board in China for several years. Mr. Snow received his BS in Business Administration from Auburn University, and an MBA from New York University - Leonard N. Stern School of Business.

Today, Eloxx was added to the Russell 2000® Index as part of FTSE Russell’s annual reconstitution of its family of U.S. indexes.

About Eloxx

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates (designed to be eukaryotic ribosomal selective glycosides) that are designed to treat rare and ultra-rare premature stop codon diseases. Premature stop codons are point mutations that disrupt protein synthesis from messenger RNA. As a consequence, patients with premature stop codon diseases have reduced or eliminated protein production from the mutation bearing allele accounting for some of the most severe phenotypes in these genetic diseases. These premature stop codons have been identified in over 1,800 rare and ultra-rare diseases. Read-through therapeutic development is focused on extending mRNA half-life and increasing protein synthesis by enabling the cytoplasmic ribosome to read through premature stop codons to produce full-length proteins. Eloxx’s lead investigational product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. Eloxx’s preclinical candidate pool consists of a library of novel drug candidates designed to be eukaryotic ribosomal selective glycosides identified based on read-through potential. ELX-02 is in the early stages of clinical development focusing on cystic fibrosis and cystinosis. ELX-02 is an investigational drug that has not been approved by any global regulatory body. Eloxx is headquartered in Waltham, MA, with R&D operations in Rehovot, Israel.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Contact:

Barbara Ryan

barbarar@eloxxpharma.com

(203) 274-2825